Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2022, relating to the financial statements of Hydrofarm Holdings Group, Inc. and the effectiveness of Hydrofarm Holdings Group, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hydrofarm Holdings Group, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

November 9, 2022